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                                                                     EXHIBIT 8.1


                 [LETTERHEAD OF LATHAM & WATKINS APPEARS HERE]



                                  May 25, 1999




Host Marriott, L.P.
10400 Fernwood Road
Bethesda, Maryland 20817

          Re:  Federal Income Tax Consequences
               -------------------------------

Ladies and Gentlemen:

          You have requested our opinion concerning the material federal income tax consequences of the exchange of 8 3/8% Series E senior notes due 2006 of Host Marriott, L.P. (the "Partnership") which have been registered under the Securities Act of 1933, as amended, for outstanding 8 3/8% Series D senior notes due 2006 of the Partnership, in connection with the Registration Statement on Form S-4 filed herewith (the "Registration Statement").

          The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the statements in the Registration Statement set forth under the caption "Material Federal Income Tax Consequences of the Exchange," to the extent such statements constitute matters of law summaries of legal matters or legal conclusions, are the material federal income tax consequences of the exchange of the Series D senior notes for Series E senior notes. No opinion is expressed as to any matter not discussed therein.

          This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

          This opinion is rendered to you for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Material Federal Income Tax Consequences of the Exchange" and "Legal Matters."

                                 Very truly yours,